FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 17th day of May, 2018 by and between SILICON VALLEY BANK (“Bank”) and CTI BIOPHARMA CORP., a Delaware corporation (which assumed the obligations of CTI BioPharma Corp., a Washington corporation) (“Borrower”), whose address is 3101 Western Avenue, #600, Seattle, Washington 98121.
Recitals
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 28, 2017, as amended by that certain Assumption Agreement by and between Bank and Borrower dated as of April 10, 2018 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to (i) revise the banking requirements, (ii) impose an additional prepayment premium, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Amendments to Loan Agreement.

1.Section 2.1.1(d) (Repayment). Section 2.1.1(d) is amended in its entirety and replaced with the following:
“(d)    Permitted Prepayment of Term Loan Advances. Borrower shall have the option to prepay all or a portion (but not less than increments of One Million Dollars ($1,000,000.00) of the Term Loan Advances advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay all or a portion of the Term Loan Advances at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the principal amount of the Term Loan Advances being prepaid plus accrued and unpaid interest thereon, (B) the Final Payment (which, for a prepayment of less than the full outstanding principal balance of the Term Loan Advances, shall be equal to the percentage set forth in the definition of Final Payment of the amount that is prepaid), (C) the Prepayment Premium (which, for a prepayment of less than the full outstanding principal balance of the Term Loan Advances, shall be equal to the percentage set forth in the definition of Prepayment Premium of the amount that is prepaid), (D) the 2018 Prepayment Premium, plus (E) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.”

2.Section 2.1.1(e) (Mandatory Prepayment Upon an Acceleration). Section 2.1.1(e) is amended in its entirety and replaced with the following:
“(e)    Mandatory Prepayment Upon an Acceleration. If a Term Loan Advance is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, (ii) the Final Payment, (iii) the Prepayment Premium, (iv) the 2018 Prepayment Premium, plus (v) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.”

3.Section 2.3 (Fees). Section 2.3 is amended by inserting the following new subsection (e) immediately following the existing subsection (d):
“(e) 2018 Prepayment Premium. The 2018 Prepayment Premium, when due hereunder.”

4.Section 6.6(a) (Operating Accounts). The first sentence appearing in Section 6.6(a) is amended in its entirety and replaced with the following:
“Maintain all of its and all of its Subsidiaries’ operating and depository accounts with Bank and Bank’s Affiliates.”

5.Section 6.6(a) (Operating Accounts). Clause (i) of Section 6.6(a) is amended in its entirety and replaced with the following:
“(i) Borrower and its Subsidiaries may maintain accounts at financial institutions outside of the United States, provided that the aggregate amount of funds in such accounts (in the aggregate for all such accounts together) does not at any time exceed Two Million Dollars ($2,000,000.00) (the “Permitted Accounts”) and”

6.Section 6.6(c) (Operating Accounts). Section 6.6(c) is amended in its entirety and replaced with the following:
“(c) In addition to and notwithstanding anything to the contrary in (a) and (b), Borrower (individually and not on a consolidated basis) shall have on deposit in accounts in the name of Borrower maintained with Bank and Bank’s Affiliates the lesser of (i) unrestricted and unencumbered cash in an amount equal to Twenty Million Dollars ($20,000,000.00) and (ii) all of Borrower’s and its Subsidiaries’ consolidated cash, in the aggregate (excluding amounts in (A) Permitted Accounts and (B) deposit accounts exclusively used for current payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such).”

7.Section 13 (Definitions). The follow term and its definition is amended in its entirety and replaced with the following:
“ “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, the Final Payment, the Prepayment Premium, the 2018 Prepayment Premium, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).”

8.Section 13 (Definitions). The following new defined term and its definition is hereby inserted alphabetically in Section 13.1:

“ “2018 Prepayment Premium” is, for a prepayment made at any time prior to the Term Loan Maturity Date, an additional fee, payable to Bank, with respect to each Term Loan Advance, in an amount equal to two percent (2.0%) of the then outstanding principal amount of such Term Loan Advance as of the date immediately prior to such prepayment.”

3.Limitation of Amendments.

1.The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

2.This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

1.Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

2.Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

3.The organizational documents of Borrower delivered to Bank on April 10, 2018 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any material law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

6.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

7.This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Borrower dated as of April 10, 2018, delivered to Bank by Borrower, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in said Perfection Certificate have not changed, as of the date hereof.

6.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

7.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Bank’s receipt of a fully executed account control agreement from Morgan Stanley in favor of Bank in a form satisfactory to Bank, and (c) Borrower’s payment to Bank of Bank’s documented legal fees and expenses incurred in connection with this Amendment.
[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

SILICON VALLEY BANK	CTI BIOPHARMA CORP.

By: /s/ Peter Sletteland	By: /s/ David Kirske
Name: Peter Sletteland	Name: David Kirske
Title: Vice President	Title: CFO